electroCore Announces Expected Record 4Q 2022 Revenue of $2.5M; Provides Business Update

•	Record revenue of approximately $2.5 million for the three months ended December 31, 2022 and $8.5 million for full-year 2022

•	Revenue growth of approximately 57% over full-year 2021

•	Launched two new brands; TAC-STIMTM under the Air Force BOOST program and TruvagaTM wellness product for stress, anxiety, and sleep

•	December 31, 2022, cash and cash equivalents balance of approximately $18.0 million

ROCKAWAY, N.J., January 17, 2023 (GLOBE NEWSWIRE) -- electroCore, Inc. (the “Company”) (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today provided select unaudited preliminary financial guidance for the fourth quarter and the full year of 2022.

Financial Guidance
Preliminary unaudited financial guidance for the fourth quarter and full year of 2022:

Revenue: The Company anticipates reporting record full year 2022 revenue of approximately $8.5 million. This would represent approximately 57% growth over full-year 2021 revenue of $5.5 million. Fourth quarter 2022 revenue is anticipated to be approximately $2.5 million, which would represent approximately 68% growth over fourth quarter of 2021.

Government Channels: For the full year of 2022, the Company expects to recognize revenue of approximately $5.1 million pursuant to the Department of Veterans Affairs (“VA”) and Department of Defense (“DoD”) originating prescriptions for the Company’s gammaCore® products, compared to $3.3 million during the full year 2021, which would represent approximately 56% growth. 117 VA and DoD military treatment facilities have purchased gammaCore products through December 31, 2022, as compared to 100 through the December 31, 2021.

Commercial: For the full year of 2022, the Company expects to recognize revenue of approximately $1.7 million from its U.S. commercial channels, which would represent approximately a 158% increase from the full year of 2021.

New Products: The Company also recorded small initial revenues from TAC-STIM™ under the Air Force BOOST program and sales generated from the Truvaga™ eCommerce launch.

Outside of the U.S.: The Company expects to recognize revenue of approximately $1.6 million from its business outside of the U.S. for the full year of 2022, which would represent approximately a 7% increase from the full year of 2021. International revenue is expected to include approximately $139,000 of license fees pursuant to the previously announced license agreement with Teijin Limited for commercialization in Japan.

Cash Position: The Company ended 2022 with approximately $18.0 million of cash and cash equivalents, compared to approximately $21.9 million as of September 30, 2022.

The Company intends to provide a detailed operational and financial update during its fourth quarter and full-year 2022 earnings call in March 2023.

About electroCore, Inc.
electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its non-invasive vagus nerve stimulation therapy platform, initially focused on the treatment of multiple conditions in neurology. The company's current indications are the preventive treatment of cluster headache and migraine, the acute treatment of migraine and episodic cluster headache, the acute and preventive treatment of migraines in adolescents, and paroxysmal hemicrania and hemicrania continua in adults.

For more information, visit www.electrocore.com.

Forward-Looking Statements
This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about expectations for revenue and cash used in operations during the fourth quarter and full-year 2022, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its TAC-STIM and wellness offerings and other new products and markets, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, TAC-STIM, and Truvaga, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:
Rich Cockrell
CG Capital
404-736-3838
ecor@cg.capital